Consent of Independent Registered Public Accounting Firm
The Board of Directors and Shareholder
Nationwide Life and Annuity Insurance Company:
We consent to the use of our reports with respect to Nationwide VL Separate Account-G dated March 13, 2013 and Nationwide Life and Annuity Insurance Company and subsidiary (the Company) dated March 20, 2013, included herein, and to the reference to our firm under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information (File No. 333-155153) on Form N-6. Our report with respect to the consolidated financial statements and schedules refers to the Company's change in its method of accounting for insurance contract acquisition costs and application of the new method retrospectively.
/s/ KPMG LLP
Columbus, Ohio
April 15, 2013
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